Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES CEO RETIREMENT AND SUCCESSION

HOUSTON, July 31, 2022 – NCS Multistage Holdings, Inc.  (Nasdaq: NCSM) (the “Company,” “NCS,” “we” or “us”) today announced that Mr. Robert Nipper, the Company’s founder, current Chief Executive Officer and member of the Board of Directors (the “Board”) plans to retire, and has tendered his resignation from his position as Chief Executive Officer, effective November 1, 2022. Mr. Nipper will remain on the Board following his retirement. The Company’s Board has appointed Mr. Ryan Hummer to succeed Mr. Nipper as Chief Executive Officer, at which time he will also join the Board as a Class II director with a term to expire at the 2025 Annual Meeting of Stockholders.  Mr. Hummer currently serves as Chief Financial Officer and Treasurer and his successor will be the subject of a future announcement as the Company is undergoing a search of internal and external candidates.

Michael McShane, the Chairman of our Board, said, “Our announcement is the result of a deliberate and thoughtful succession planning process, and Ryan was the clear and unanimous choice of the Board as the next CEO. He is the right leader to succeed Robert and help NCS execute today as well as capture the opportunities that lie ahead. On behalf of the Board, I wanted to thank Robert for his incredible leadership and dedication, and we are confident that his knowledge of the Company and industry will continue to be an asset to our Board.”

Mr. Nipper commented, “It has been an honor to lead NCS since its founding. It has been a pleasure to work with Ryan for many years and I am pleased to recommend his appointment as the Chief Executive Officer of NCS. Mr. Hummer joined the Company in 2014 and has been instrumental to our success and has gained the respect and trust of myself, our Board of Directors and our employees. This transition is a great development — and Ryan’s character, knowledge of NCS, and proven abilities as a leader make him ideally suited to serve as our next CEO. As a shareholder, I believe our best days are ahead of us and look forward to contributing to and supporting the team wherever needed.”

Mr. Hummer, age 45, has served as the Company’s Chief Financial Officer since November 2016 and also as Treasurer since March 2020. Mr. Hummer previously served as Executive Vice President, Corporate Development since August 2015 and as Vice President, Corporate Development from July 2014 until August 2015. Mr. Hummer holds a B.S. in Economics from the Wharton School of the University of Pennsylvania.

“I want to thank Robert for his distinguished leadership over the past 15 years and his mentorship since I joined NCS,” said Mr. Hummer. “Since co-founding the Company in 2006, Robert has assembled and led a tremendous team that has built NCS to be a highly-respected technology innovator with a leading global presence across our product lines. As CEO, I am committed to building on Robert’s legacy by continuing to capture the significant opportunities ahead of us by delivering exceptional technology and service to our customers and maintaining the values and culture that have made NCS such a successful company and special place to work. I  am honored and excited to have the opportunity to work with our talented leadership team and employees to advance our business strategy.

Mr. Nipper concluded: “It’s  impossible to adequately express my immense gratitude to all the wonderful NCS people and for their extraordinary efforts — starting from an idea — to build our Company and create our unique culture together. We are only as good as our people, and I continue to believe we have the best team in the industry.”

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies. NCS provides products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly wells that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations. NCS’s products and services are utilized in oil and natural gas basins throughout North America and in selected international markets, including Argentina, China, the Middle East and the North Sea. NCS’s common stock is traded on the Nasdaq Capital Market under the symbol “NCSM.” Additional information is available on the website,  www.ncsmultistage.com.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the future effective date for employment of executives. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements as a result of these risks and uncertainties. Other risk factors that may cause our results to differ materially from those implied or expressed by the forward-looking statements can be found in our latest Form 10-K and subsequent Form 10-Qs filed with the U.S. Securities and Exchange Commission under the heading “Risk Factors” and under the heading “Cautionary Note Regarding Forward-Looking Statements”. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com